Exhibit 10.6

Annual Bonus Plan

Adopted by the Compensation Committee of the Board of Directors of

SFBC International, Inc.

On

May 12, 2005

For the 12-month period beginning April 1, 2005, the maximum annual bonus payable to Drs. Krinsky and Holmes and Messrs. Hantman and Natan shall be 100% of their respective base salaries. The annual bonus shall be comprised of the following five components with the maximum amount payable under each component equal to 20% of the executive’s base salary, based upon the attainment of agreed upon targets:

1.

Revenue;

2.

Net income;

3.

Earnings per share;

4.

Stock price; and

5.

Operational goals